Exhibit 99.2

EXAR CORPORATION

THIRD QUARTER FISCAL 2015 EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of prepared remarks in combination with its press release, in order to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. The conference call will begin today, February 4, 2015 at 4:45 pm EST (1:45 p.m. PST). To access the conference call, please dial (719) 457-2689 or (888) 510-1785.  In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conference call's conclusion.

Discussion of Business and Financial Highlights

We are pleased with our performance for the third quarter, which exceeded our estimates for revenue, gross margin, and earnings per share. Record sales coupled with the impact of a completed restructuring, resulted in significant improvements in our gross margin and operating margin in the third quarter.

Reflecting these trends, today we reported the following non-GAAP results for our third quarter of fiscal 2015:

(Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on non-GAAP data.)

• Revenue - $44.3 million, up 2% from $43.3 million last quarter, and up 44% from $30.7 million a year ago.

• Gross Profit - $22.0 million, up 8% from $20.3 million last quarter, and up 48% from $14.9 million a year ago.

• Gross Margin - 50%, up 280 basis points from 47% last quarter, and up 100 basis points from a year ago.

• Operating Margin - $5.6 million, up 124% from $2.5 million last quarter, and up 219% from $1.7 million a year ago.

• Net Income - $5.4 million, up 117% from $2.5 million last quarter, and up 174% from $2.0 million a year ago.

• EPS - $0.11 per diluted share, up 120% from $0.05 last quarter, and up 175% from $0.04 a year ago.

Discussion of Sales by End-Market

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	December 28, 2014		September 28, 2014		December 29, 2013
Net Sales:
Industrial & Embedded	$20,506	46%	$19,656	45%	$18,429	60%
High-End Consumer	16,202	37%	16,362	38%	68	-%
Infrastructure	7,607	17%	7,304	17%	12,193	40%
Total	$44,315	100%	$43,322	100%	$30,690	100%

Industrial and Embedded (or “I&E”). In the third quarter I&E accounted for 46% of our third quarter 2015 sales. In Q3 I&E sales of $20.5 million dollars grew 4% when compared to the $19.7 million dollars reported in the second quarter of fiscal 2015. In this market, a reduction in lower margin legacy Power Products was more than offset by strength in higher margin High-Performance Analog and Video Processor product line sales.

High-End Consumer (or “HeC”). In the third quarter HeC revenue was 37% of our third quarter 2015 sales or $16.2 million dollars down 1% sequentially. As anticipated, the display market was relatively consistent in our fiscal third quarter compared to a somewhat stronger than seasonal fiscal second quarter.

Infrastructure. In the third quarter Infrastructure revenue was 17% of our third quarter 2015 sales or $7.6 million dollars up 4% sequentially. The growth in the third quarter was driven primarily by an increase in communication product sales.

Discussion of Non-GAAP Gross Margins, Operating Expenses, and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	Three Months Ended
	December 28, 2014		September 28, 2014		December 29, 2013

Net Sales:	$44,315	100%	$43,322	100%	$30,690	100%
Cost of Sales	22,344	50%	23,039	53%	15,784	51%
Gross Margin	$21,971	50%	$20,283	47%	$14,906	49%
Operating Expenses	16,403	37%	17,797	41%	13,158	43%
Operating Income	$5,568	13%	$2,486	6%	$1,748	6%

Gross Margin

On a non-GAAP basis, third quarter gross margin was 50%, compared with second quarter gross margin of 47%. This equates to a gross profit of $22.0 million dollars for the third quarter, a record high for Exar, compared with $20.3 million dollars last quarter. Gross margin improved sequentially as a result of the impact of a restructuring completed early in the quarter. Part of this restructuring effort was aimed at right-sizing our direct labor and overhead areas.

Operating Expenses

In the third quarter, we further intensified our commitment to cost efficiencies that we anticipate will drive greater profitability and earnings leverage for the business. We applied greater cost discipline across the organization, resulting in improvement in our third quarter gross margin and operating margin. As a result, both R&D expenses and SG&A expenses were lower than expected. Third quarter R&D expenses were $8.6 million dollars, down 10% sequentially compared with the $9.6 million dollars reported in the second quarter. SG&A expenses were $7.8 million dollars, down 6% sequentially compared with the $8.2 million dollars reported in the second quarter.

Operating Margin

Lower-than-forecast operating expenses, in combination with our revenue outperformance, enabled us to deliver improved third quarter operating income. In the third quarter, operating income and operating margin was $5.6 million dollars and 13% respectively, compared to $2.5 million dollars and 6% in the second quarter. The improvement was due to higher gross margin, as well as improvements within operating expenses reflecting the impact of our strategic focus on productivity and expense control. We expect to continue to benefit from these cost efficiencies in future quarters.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

Third quarter non-GAAP net income was $5.4 million dollars, compared with $2.5 million dollars for the second quarter.

EPS

Third quarter non-GAAP earnings per fully diluted share was $0.11, compared with the $0.05 reported last quarter.

Capital Structure

The number of shares used in the third quarter calculation of non-GAAP results was 49.2 million shares, down from 49.5 million shares. During the third quarter, we repurchased 125,000 shares of our stock as part of our buyback plan.

Discussion of GAAP Operating Results

In the third quarter we took significant one-time charges related principally to the restructuring activities mentioned above. These one-time charges totaled $3.5 million dollars, of which the largest portion related to severance expense for termination payments related to the restructuring.

As a result, on a GAAP basis, third quarter gross margin was 38%, compared with second quarter gross margin of 10%. GAAP operating expenses for the third quarter were $23.4 million dollars, compared with $27.0 million dollars reported last quarter.

Third quarter GAAP net loss was $6.6 million dollars or a loss of $0.14 per share, compared with GAAP net loss of $23.4 million dollars reported in the second quarter or a loss of $0.50 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the third quarter with $53 million dollars in cash and short-term investments. The iML merger was completely settled during the quarter. During the quarter we paid approximately $1.1 million dollars towards the share buyback program, $1.9 million dollars in annual software licensing payments for design tools, and $3.6 million in significant one-time restructuring payments.

Accounts Receivable

Third quarter accounts receivable increased to $29.6 million dollars from $27.9 million dollars last quarter. In the third quarter, DSO was 61 days, compared to 59 days last quarter. Increased accounts receivable were principally the result of an increase in the balance for one of our distribution partners, for which a large payment was received shortly after quarter-end.

Inventory

Third quarter net inventory increased to $33.1 million dollars, compared with $31.2 million dollars last quarter. In the third quarter, Days Inventory was 130 days, compared to 121 days last quarter. Inventory increases were principally related to the Display Products and Processor Products product lines.

Cash Flow

Third quarter total depreciation and amortization was $4.8 million dollars, of which $1.5 million dollars was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $7.1 million dollars for the third quarter 2015. Operating cash flow for the quarter was an outflow of $5.9 million dollars; however, without the one-time cash payments principally related to the restructuring and the annual software licensing payments for design tools, we believe operating cash flows would have been an outflow of $0.4 million dollars.

Discussion of Q4 Fiscal 2015 Estimates and Outlook

In the third quarter of fiscal 2015 we achieved record revenue, while generating significant gross margin improvement and operating leverage. We exceeded our estimates for revenue, gross margin, and earnings per share. We ended the calendar year with renewed strength and excitement. To summarize, we executed well and delivered solid results.

For the fourth quarter ending March 29, 2015, the Company expects revenue to increase 2% to 5% sequentially, or in the range of $45.2 million to $46.5 million, and expects Non-GAAP EPS on a fully diluted basis to be in the range of $0.09 to $0.12.

Safe Harbor and Forward-Looking Statements

Except for historical information contained herein, the accompanying press release and matters discussed on the conference call contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the demand for our products and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. The Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014 and the Quarterly Reports on Form 10-Q for the quarter ended June 29, 2014 and September 28, 2014 which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, restructuring charges and exit costs, provisions for dispute resolutions, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.